Exhibit 99.1

Auddia Inc. Announces Filing of Delayed 10-Q Quarterly Report

BOULDER, CO, August 25, 2023 – Auddia Inc., (“Auddia” or the “Company”) (Nasdaq: AUUD, AUUDW), developer of a proprietary AI platform for audio and innovative technologies for podcasts that is reinventing how consumers engage with audio, announced today that it was not able to file its Quarterly Report for the quarter ended June 30, 2023 by the August 21, 2023 extended filing deadline established by the Securities and Exchange Commission. The Company, therefore, is a late filer with respect to such report.

The delay in the filing of the Company’s Quarterly Report relates principally to completion of the review process by the Company’s new independent accountant, CohnReznick LLP.

The Company filed the Quarterly Report on August 24, 2023.

About Auddia Inc.

Auddia, through its proprietary AI platform for audio identification and classification and related technologies, is reinventing how consumers engage with AM/FM radio, podcasts, and other audio content. Auddia’s flagship audio superapp, called faidr, brings two industry firsts to the audio-streaming landscape: subscription-based, ad-free listening on any AM/FM radio station and podcasts with interactive digital feeds that support deeper stories and open untapped revenue streams to podcasters. faidr also delivers exclusive content and playlists, and showcases exciting new artists, hand-picked by curators and DJs. Both differentiated offerings address large and rapidly growing audiences with strong purchase intent. For more information, visit: www.auddia.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the Company's current expectations about future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes" and "expects" or similar expressions, are forward-looking statements. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the Company's current plans and expectations, as well as future results of operations and financial condition. These and other risks and uncertainties are discussed more fully in our filings with the Securities and Exchange Commission. Readers are encouraged to review the section titled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, as well as other disclosures contained in subsequent filings made with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kirin M. Smith

PCG Advisory, Inc.

646.823.8656

ksmith@pcgadvisory.com